EXHIBIT 99B

                 Form of Transmittal Letter to Shareholders Relating
                   to the Registrant s Dividend Reinvestment Plan













































                         [LETTERHEAD OF COMM BANCORP, INC.]


                                   April 21, 1997



Dear Stockholder:

          In this mailing packet are a prospectus and authorization card for the Company's new Dividend Reinvestment Plan. We are excited about the opportunity that is now afforded to our stockholders to invest in additional shares of the Company's common stock through the Dividend Reinvestment Plan. Under this Plan, there are no brokerage fees or commissions or other costs to our stockholders. The Dividend Reinvestment Plan allows stockholders to invest all or a portion of their quarterly dividends. In order to participate in the Dividend Reinvestment Plan, please complete the authorization card and place this card in the return envelope provided.

          If you have any questions about our Dividend Reinvestment Plan, please contact Scott A. Seasock, Chief Financial Officer, at (717) 785-2181.

                                   Sincerely,


                                   /s/ David L. Baker
                                   David L. Baker
                                   President